                                                                       Exhibit 5




               [LETTERHEAD OF BANKERS TRUST NEW YORK CORPORATION]

                                  JULY 9, 1997


Board of Directors
Bankers Trust New York Corporation
130 Liberty Street
New York, New York 10006

Ladies and Gentlemen:

        In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 25,957,061 shares of common stock (collectively, the "Shares") of Bankers Trust New York Corporation, a New York corporation (the "Company"), which are to be issued by the Company upon consummation of the merger (the "Merger") of Alex. Brown Incorporated, a Maryland corporation, with and into Voyager Merger Sub, a Delaware corporation and a wholly owned subsidiary of the Company, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares (together with the Proxy Statement/Prospectus contained in such Registration Statement, and any amendments or supplements thereto, the "Registration Statement") and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that, when issued upon consummation of the Merger as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        I consent to be named in the Registration Statement as the attorney who passed upon the validity of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,


                                        /s/Melvin A. Yellin
                                        Melvin A. Yellin